Exhibit 10.6

English Translation

SUPPLEMENTARY AGREEMENT TO

THE AMENDED AND RESTATED LEASE AGREEMENT

This supplementary agreement to the amended and restated lease agreement (the “Supplementary Agreement”) is entered into by and between the following two parties and shall take effect on November 9, 2009:

Lessor (“Lessor”): Daqo New Material Co., Ltd.

Address: Wanzhou Industrial Park, Chongqing

Legal Representative: Guangfu Xu

Lessee (“Lessee”): Chongqing Daqo New Energy Co., Ltd.

Address: Wanzhou Industrial Park, Chongqing

Legal Representative: Guangfu Xu

WHEREAS, Lessor and Lessee entered into an Amended and Restated Lease Agreement effective as of January 1, 2009 (the “2009 Agreement”), pursuant to which Lessor leases from Lessee all manufacturing facilities, lands, factories and other buildings in connection with Lessor’s Chongqing Phase 1a facility owned by Lessor (the “Chongqing Phase 1a Assets”);

WHEREAS, Lessor has substantially completed all constructions relating to its Chongqing Phase 1b facility (the “Phase 1b facility”);

WHEREAS, Lessor wishes to lease and obtained all facilities, factories, buildings and other assets relating to Chongqing Phase 1b and owned by Lessor (the “Chongqing Phase 1b Assets”) to Lessee and Lessee wishes to lease the Chongqing Phase 1b Assets from Lessor according to the same terms and conditions as set forth in the 2009 Agreement, except that the subject matter of the leasehold, the amount of rental payment and the initial lease term shall be governed by this Supplementary Agreement;

NOW THEREFORE, in accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations, after negotiation on an equal basis, parties agree as follows:

Article One: Subject Matter

The subject matter of this Supplementary Agreement shall be the Chongqing Phase 1b Assets, comprising of all facilities, factories, buildings and other assets relating to Chongqing Phase 1b and owned by Lessor.

Article Two: Initial Lease Term

The initial lease term: from the effective date of this Supplementary Agreement to December 31, 2013.

Article Three: Rental

The rental for the Chongqing Phase 1b Assets shall be RMB2,950,000 per month. For the avoidance of doubt, the amount of rental payment specified in the foregoing sentence is the rental payment for the Chongqing Phase 1b Assets only, and this Supplementary Agreement does not increase, decrease or otherwise alter in any manner the amount of rental payment for the Chongqing Phase 1a Assets under the 2009 Agreement.

Article Four: Other Lease Terms

Other than the above three provisions, namely, Subject Matter, Initial Lease Term and Rental, all other provisions of the 2009 Agreement, including but not limited to the extension of the lease term, Lessee’s purchase option, property right and rental and payment, shall apply to the lease of the Chongqing Phase 1b Assets.

Article Five: Governing Law and Dispute Resolution

1. This Supplementary Agreement shall be governed by and interpreted according to the laws of the People’s Republic of China.

2. Any dispute arising from or in connection with this Supplementary Agreement shall be submitted to China International Economic and Trade Arbitration Commission, and abided by the arbitration rules of the commission effective at the time of submission. The arbitral venue is Beijing and the Chinese language shall be used during arbitration. The arbitral award shall be final and binding on both parties.

Article Six: Counterparts

This Supplementary Agreement shall be executed in two counterparts, each of which shall be regarded as an original. All the documents shall constitute a same document.

IN WITNESS WHEREOF, the parties hereto have executed this Supplementary Agreement as of November 9, 2009.

Lessor (seal): Daqo New Material Co., Ltd.

Lessee (seal): Chongqing Daqo New Energy Co., Ltd.

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